GlaxoSmithKline plc S-8

Exhibit 5.3

[Letterhead of Pietrantoni Méndez & Alvarez LLC]

December 19, 2019

Justin T. Huang, Esq.

GlaxoSmithKline Puerto Rico, Inc.

c/o Fast Solutions LLC

San Juan, PR 00918

Re:	GlaxoSmithKline PLC Form S-8 Registration Statement

Ladies and Gentlemen:

We are counsel to GlaxoSmithKline PLC. (the “Company”) and have acted as special counsel to the Company in connection with the filing by the Company of its Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) and the rules and regulations promulgated thereunder (the “Rules and Regulations”). The Registration Statement relates to 237,640,000 Ordinary Shares, nominal value per share of 25 pence (the “Company Stock”), which may be allocated to the accounts of eligible employees participating in the GSK Puerto Rico 401(k) Plan (the “Plan”). The Plan is subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

This opinion, given as of the date hereof, is based upon facts and conditions presently known and laws and regulations presently in effect, and is being delivered pursuant to Item 601 of Regulation S-K under the Act as required by Item 8 of the Registration Statement.

As special counsel of the Company and in rendering this opinion we have examined the Plan document and other related written documentation as we have deemed necessary or appropriate to provide a basis for the opinion set forth below. In our examination, we have assumed the conformity to original documents submitted to us as photostatic copies, the genuineness of all signatures and the taking of all required corporate action in relation with the Plan.

On the basis of the foregoing, we are of the opinion that the provisions of the written documents constituting the Plan are in compliance with the requirements of ERISA pertaining to such provisions.

We are members of the bar of the Commonwealth of Puerto Rico and the opinion set forth herein is limited to matters governed by the Federal laws of the United States of America. We hereby expressly consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this opinion under the caption “Exhibits” therein. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations.

Very truly yours,

/s/ Pietrantoni Mendez & Alvarez LLC

c. Marc Rotter, Esq.